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                                                                    EXHIBIT 5(c)


                               SERVICE AGREEMENT

     THIS AGREEMENT is made and entered into this ____ day of __________, 1997, by and between STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, an Illinois corporation (the "Auto Company"), STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation and a wholly-owned subsidiary of Auto Company (the "Adviser"), and STATE FARM VARIABLE PRODUCT TRUST, a Delaware business trust (the "Trust").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust issues shares of beneficial interest (the "Shares") registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement initially filed with the Securities and Exchange Commission on February 27, 1997, as amended from time to time (the "Registration Statement");

     WHEREAS, the Trust has established six separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of Shares in the future (such existing and future series are collectively referred to herein as the "Funds");

     WHEREAS, the Shares are sold exclusively to certain segregated asset accounts (the "Accounts") of State Farm Life Insurance Company (the "Life Company") or its affiliated life insurance companies (collectively, "State Farm") to fund certain variable annuity and/or life insurance contracts issued by State Farm (the "Contracts");

     WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and all applicable state securities laws, a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD");

     WHEREAS, the Trust has retained the Adviser to render management and investment advisory services to each Fund pursuant to an Investment Advisory and Management Services Agreement dated _______________, 1997 (the "Management Agreement");

     WHEREAS, the Adviser wishes to utilize certain of the Auto Company's personnel, services, and facilities to perform its services under the Management Agreement in the manner and on the terms and conditions set forth below; and

     WHEREAS, the Auto Company is willing to provide such personnel, services, and facilities to the Adviser in the manner and on the terms and conditions set forth below;
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     NOW, THEREFORE, in consideration of their mutual promises, the Trust, the
Adviser, and the Auto Company agree as follows:


                                   ARTICLE 1
                Provision of Personnel, Services, and Facilities

     1.1 The Adviser shall have the right to use, and Auto Company shall make available for the use of the Adviser: (i) such part-time services of employees of Auto Company engaged in its investment operations, and such services of administrative and other employees of Auto Company, for periods to be agreed upon by the Adviser and Auto Company; and (ii) such administrative, clerical, stenographic and other support services and office supplies and equipment, as may in each case be reasonably required by the Adviser in the performance of its obligations as investment adviser to the Trust under the Management Agreement and any agreements amending or superseding such agreement.

     1.2 The Adviser shall have the right to use, and Auto Company shall furnish for the use of the Adviser, such office space as is reasonably needed by the Adviser in the performance of its obligations as investment adviser to the Trust.

     1.3 In performing services for the Adviser under this agreement, the employees of Auto Company may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research and reports and other information prepared for or contained in the files of the Auto Company which are relevant to making investment decisions within the investment objectives of the Trust, and may make such information available to the Adviser; provided, that any such information prepared or obtained in connection with a private placement or other nonpublic transaction need not be made available to the Adviser if Auto Company deems such information confidential.


                                   ARTICLE 2
                        Compensation of the Auto Company

     2.1 In consideration of the services to be rendered and the facilities to be provided to the Adviser by Auto Company and its employees pursuant to this agreement, the Adviser agrees to reimburse Auto Company for such costs, direct and indirect, as may be fairly attributable to the services performed and the facilities provided for the Adviser. Such costs shall include, but shall not be limited to, an appropriate portion of salaries, employee benefits, general overhead expense, and supplies and equipment, and a charge in the nature of rent for the cost of space in the Auto Company offices fairly allocable to activities of the Adviser under the Management Agreement with the Trust. In the event of disagreement between the Adviser and Auto Company, as to a fair basis for allocating or apportioning costs, such basis shall be fixed by independent public accountants mutually selected by the Adviser and the Auto Company.

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                                   ARTICLE 3
                            Limitations of Liability

     3.1  Limitation of Liability of Trust.  Each of the Adviser and the Auto
          --------------------------------
Company acknowledge that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, the Adviser and the Auto Company agree that the Trust's obligations hereunder shall be limited to the assets of the Funds, and with respect to each Fund shall be limited to the assets of such Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.

     3.2  Limitation of Liability of Auto Company
          ---------------------------------------

          (a) Employees of Auto Company performing services for the Adviser pursuant hereto shall report and be responsible solely to the officers and directors of the Adviser or persons designated by them. Auto Company shall have no responsibility for investment recommendations and decisions of the Adviser based upon information or advice given or obtained by or through such Auto Company employees; provided, however, that the foregoing shall not be construed to relieve Auto Company of any liability to the Trust, its shareholders, or the Contract holders to which the Auto Company would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder.

          (b) All obligations of performance under the Management Agreement are solely those of the Adviser and the Trust, for which Auto Company assumes no responsibility except as otherwise expressly provided herein.


                                   ARTICLE 4
                   Duration and Termination of this Agreement

     4.1  Effective Date and Term. This agreement shall not become effective
          -----------------------
unless and until it is approved by the Trust's Board (the "Board"), including a majority of trustees who are not parties to this agreement or interested persons of any such party to this agreement. This agreement shall come into full force and effect on the date which it is so approved, provided that it shall not became effective as to any subsequently created Fund until it has been approved by the Board specifically for such Fund. As to each Fund, the agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Fund at least annually by: (i) the Board, or by the vote of a majority of the outstanding votes attributable to the shares representing an interest in the Fund; and (ii) a majority of those trustees who are not parties to

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this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     4.2  Termination.
          -----------

          (a) This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of the outstanding shares of the Trust, or by the Adviser, on sixty (60) days' written notice to the other party.

          (b) This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein or in the Management Agreement.

          (c) This agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE 5
                          Amendments to this Agreement

     5.1 This agreement may be amended at any time by mutual consent of the parties; provided, that such amendment is specifically approved by: (i) the vote of a majority of outstanding voting securities of the Trust; and (ii) a majority of those trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


                                   ARTICLE 6
                                    Notices

     6.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

     If to the Trust:

            State Farm Variable Product Trust
            One State Farm Plaza
            Bloomington, Illinois 61710-0001
            Attn:  _____________________


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     If to the Adviser:

          State Farm Investment Management Corp.
          One State Farm Plaza
          Bloomington, Illinois 61710-0001
          Attn:  _____________________

     If to the Auto Company:

          State Farm Mutual Automobile Insurance Company
          One State Farm Plaza
          Bloomington, Illinois 61710-0001
          Attn:  _____________________


                                   ARTICLE 7
                            Miscellaneous Provisions

     7.1  Definitions of Certain Terms.  The terms "assignment", "affiliated
          ----------------------------
person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding votes attributable to the Shares of a Fund" means the lesser of: (a) 67% or more of the votes attributable to such Shares of the Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund.

     7.2  Applicable Law.
          --------------

          (a) This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Delaware without regard to conflicts of law principles or precedents.

          (b) This agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

     7.3  Severability.  If any provision of this agreement shall be held or
          ------------
made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

     7.4  Captions.  The captions in this agreement are included for convenience
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of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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     7.5  Counterparts.  This agreement may be executed simultaneously in
          ------------
multiple counterparts, each of which taken together shall constitute one and the same instrument.

     7.6  Cooperation with Authorities.  Each party hereto shall cooperate with
          ----------------------------
the other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

     7.7  Cumulative Rights.  The rights, remedies and obligations contained in
          -----------------
this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                  STATE FARM INVESTMENT MANAGEMENT CORP.



                  By:
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                  Title:
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                  STATE FARM VARIABLE PRODUCT TRUST



                  By:
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                  Title:
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                  STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY



                  By:
                     ---------------------------------------------
                  Title:
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